        EMPLOYMENT AGREEMENT (the “Agreement”) made as of this 4th day of April, 2005 (the “Effective Date”) between Allegheny Energy Service Corporation (“AESC”) for itself and as agent for its parent, Allegheny Energy, Inc. (“AEI”), the affiliates and subsidiaries of AESC and AEI, and any successors or assigns of any of the foregoing (the “AE Companies”), and Hyun Park (the “Executive”).

        WHEREAS, AESC desires to employ the Executive on the terms and conditions set forth herein and the Executive is willing to be employed on such terms and conditions;

        NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.     Employment and Term.

        (a)     Employment. AESC hereby offers to employ the Executive, and the Executive hereby accepts such employment with AESC, for the Term set forth in Section 1(b) and on the terms and conditions set forth in this Agreement.

        (b)     Term. The term of the Executive’s employment under this Agreement shall commence on April 5th, 2005 (the “Start Date”) and, unless terminated earlier pursuant to Section 7, shall continue for a period of five (5) years from the Start Date (the “Term”).

2.     Duties. During the Term as provided in Section 1(b) hereof, the Executive shall serve as Vice President and General Counsel of AEI and AESC, and shall report directly to the Chief Executive Officer. The Executive shall be responsible for the legal functions of the AE Companies. The Executive shall devote his best skill and substantially full time efforts (reasonable sick leave and vacations excepted) to the performance of his duties under this Agreement.

        Nothing contained herein shall preclude the Executive from (i) serving on the board of directors of any business organization; (ii) engaging in charitable and community activities; (iii) participating in industry and trade organization activities; (iv) managing his and his family’s personal investments and affairs; and (v) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement and do not violate his obligations under Section 10 of this Agreement.

3.     Base Salary. For services performed by the Executive for the AE Companies pursuant to this Agreement, AESC shall pay the Executive a base salary (a “Base Salary”) at the rate of at least $450,000 per year, payable in accordance with AESC’s regular payroll practices (but no less frequently than monthly). Base Salary may be increased, but not decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors of AEI (the “Board”).

4.     Bonus.

        (a)     Annual Bonus. During the Term, the Executive shall be eligible to receive incentive compensation (an “Annual Bonus”) under the Allegheny Energy, Inc. Annual Incentive Plan, as amended from time to time, with a target bonus opportunity of 77.78% of Base Salary (the “Target Bonus”) and a maximum bonus opportunity of 155.56% of Base Salary (the “Maximum Bonus”). For purposes of clarity, for calendar year 2005, the Executive’s Target Bonus shall be pro rated to $262,500 and his Maximum Bonus shall be pro rated to $525,000. The parameters under AEI’s Annual Incentive Plan (including the parameters applicable to the Executive) shall be determined by the Management Compensation and Development Committee of the Board. The Executive’s Annual Bonus for any year shall be payable in cash no later than March 15 of the next succeeding year.

        (b)     Make Whole Payment. To induce the Executive to enter into this Agreement and to secure for itself the benefit of the Executive’s particular qualification and experience, AESC shall pay to the Executive, in a lump sum in cash within 10 business days of the Start Date, a special hiring payment in an amount equal to Two Hundred Forty Thousand Dollars ($240,000.00). In the event of a termination of the Executive’s employment by AESC for Cause or a termination of employment by the Executive without Good Reason prior to the first anniversary of the Start Date, the Executive shall repay such special hiring payment within 15 days of the Date of Termination.

5.     Long-Term Incentive Plan.

        (a)     Grant of Options.

                 (i)     Option Grant. The Executive shall receive a grant of stock options for 150,000 shares of AEI Common Stock under the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (the “LTIP”) at a per share exercise price equal to the per share closing price of AEI Common Stock on the Start Date, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal (the “Options”).

                 (ii)     Vesting. Subject to earlier vesting under Section 8, one-fifth of the Options shall vest on each of the first, second, third, fourth and fifth anniversary of the Start Date; provided the Executive is still employed by the AE Companies on the applicable vesting date. Upon the occurrence of a Change in Control (as defined in Section 7(c)(iii)), all of the Options shall become immediately vested.

                 (iii)     Adjustment in Numbers of Shares. Notwithstanding Section 5(a)(i), if before any Options are granted there occurs an event resulting in an adjustment pursuant to Section 9.08 of the LTIP, a corresponding adjustment shall be made to the number of such Options set forth in Section 5(a)(i). In addition, any event resulting in an adjustment pursuant to Section 9.08 of the LTIP shall result in a corresponding adjustment to the number of Options that vest on each of the dates specified in Section 5(a)(ii).

        (b)     Stock Units.

                 (i)     Grant of Stock Units. On the Start Date, the Executive shall receive a grant of 50,000 stock units (the “Units”) under the Allegheny Energy, Inc. Stock Unit Plan. Each Unit shall represent one share of AEI Common Stock.

                 (ii)     Crediting. The Executive shall be credited with additional Units on each date AEI pays cash dividends to the stockholders in an amount equal to the result of dividing (A) the product of the total number of Units credited to the Executive on the record date for such dividend and the per share amount of such dividend by (B) the per share closing price of AEI Common Stock on the date the relevant dividend is paid by AEI to the holders of AEI Common Stock as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Each Unit credited to the Executive shall be treated as ownership of a share of AEI Common Stock for purposes of any stock ownership requirements applicable to the Executive pursuant to AEI guidelines.

                 (iii)     Vesting. Subject to earlier vesting under Section 8, one-fifth of the Units granted hereunder (and the additional Units credited with respect thereto) shall become vested and payable to the Executive on each of the first, second, third, fourth and fifth anniversary of the Start Date; provided the Executive is still employed by the AE Companies on the applicable vesting date, unless the Executive has made a timely election to defer payment thereof in accordance with the Stock Unit Plan. Upon the occurrence of a Change in Control, the Units together with any additional Units credited with respect thereto shall be immediately vested and payable to the Executive.

                 (iv)     Payment. Payment in respect of any vested Units shall be made in registered shares of AEI Common Stock equal to the number of Units vested.

                 (v)     Adjustment in Numbers of Units. Notwithstanding Section 5(b)(i), if (at any time, whether before or after the Units are granted) there occurs an event resulting in an adjustment pursuant to Section 9.08 of the LTIP, a corresponding adjustment shall be made to the number of Units set forth in Section 5(b)(i).

        (c)     Other Participation. In addition, the Executive shall participate in the LTIP, as amended from time to time, on a basis determined by the Board to be appropriate for the Executive.

6.     Other Benefits. In addition to the compensation provided in Sections 3, 4 and 5 hereof, the Executive shall also be entitled to the following:

        (a)     Participation in Employee Benefit Plans. The Executive shall participate in each employee benefit and compensation plan maintained in force by the AE Companies, from time to time, in a manner and to an extent at least as favorable as then is available to the most favorably treated senior executives of the AE Companies (other than the Chief Executive Officer of AEI) under each of such plans. Such plans may include tax-qualified and disability, medical, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other retirement and welfare benefit plans, programs and arrangements. AESC represents that, as of the Effective Date, the Executive meets all eligibility criteria for participation in such plans other than the requirements under any tax-qualified plans maintained by any of the AE Companies.

        (b)     Special SERP Provisions. The Executive shall participate in the Supplemental Executive Retirement Plan (the “SERP”) on the terms and conditions set forth therein except that (i) solely for purposes of determining the amount of the Executive’s benefits under the SERP, if the Executive remains employed by the AE Companies on the fifth anniversary of the Start Date he will be credited with five additional Years of Service under the SERP on the fifth anniversary of the Start Date, and (ii) solely for purposes of determining Executive’s eligibility for benefits under the SERP, he will be deemed to be vested under the SERP if he remains employed by the AE Companies on the fifth anniversary of the Start Date. In the event of termination of employment for reasons other than for Cause (as defined in Section 7(c)(ii)) after the fifth anniversary of the Start Date, but prior to attainment of age 55, the Executive’s vested benefit shall be subject to the same actuarial reductions used under the Allegheny Energy Retirement Plan. No adjustment will be made to the Executive’s age for purposes of computing the actual amount of his benefits under the SERP. Notwithstanding the foregoing, if the Executive’s employment with AESC is terminated prior to the fifth anniversary of the Start Date, in lieu of a benefit payable under the SERP, the Executive shall be entitled to a prompt lump sum cash payment equal to $20,833.33 for each month that the Executive was employed with AESC (the “Special Payment”), and if the Executive’s employment is terminated after the fifth anniversary of the Start Date he shall be entitled to receive the greater of the Special Payment or the benefit paid under the SERP.

        (c)     Expense Reimbursement. AESC shall reimburse the Executive, upon a proper accounting, for reasonable and necessary business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement.

        (d)     Vacation. The Executive shall be entitled to vacation and paid time off of at least four weeks during 2005 and, for each successive calendar year during the Term, of at least five weeks per year or, if greater than five weeks per year, such period as the Board shall approve, without reduction in salary or other benefits.

        (e)     Temporary Living Expenses. AESC will reimburse the Executive (and gross up the Executive for any income taxes incurred by the Executive as a result of such reimbursement) for the temporary living costs and expenses which the Executive reasonably incurs for himself and his family in the performance of his responsibilities hereunder for a period of twelve months following the Start Date and for the cost of his travel to his home on weekends.

        (f)     Relocation Expenses. AESC will pay or reimburse (and gross up the Executive for any income taxes incurred by the Executive as a result of such reimbursement) the Executive for reasonable relocation and moving expenses incurred by the Executive in connection with the performance of his duties hereunder, including realtor fees and closing costs attributable to such move and relocation in accordance with the relocation policy (Exhibit A) of the AE Companies which shall apply to Executive for a full 24 months following the Start Date. Where specific provisions between the relocation policy and this agreement conflict, the Executive shall be entitled to the provisions of this Agreement, rather than those specific provisions of the relocation policy, but not both.

        (g)     Fees and Expenses. AESC will pay reasonable legal and other professional fees and out of pocket expenses to a law firm of Executive’s choice in connection with the preparation and negotiation of this Agreement and any other related agreements.

        (h)     Exhibit B. The Executive shall be entitled to the protection set forth in Exhibit B.

7.     Termination. Unless earlier terminated in accordance with the following provisions of this Section 7, AESC shall continue to employ the Executive and the Executive shall remain employed by AESC during the entire Term as set forth in Section 1(b). Section 8 hereof sets forth certain obligations of AESC in the event that the Executive’s employment hereunder is terminated.

        (a)     Death. Except to the extent otherwise expressly stated herein, including without limitation as provided in Section 8(a) with respect to certain payment obligations of AESC, this Agreement shall terminate immediately in the event of the Executive’s death.

        (b)     Termination by AESC or the Executive. AESC may terminate the Executive from his employment hereunder for Cause (as defined in Section 7(c)), Disability or otherwise and the Executive may resign from his employment hereunder. Any termination of the Executive by AESC or resignation by the Executive shall be communicated by a notice of termination to the Executive (in the case of termination) or to AESC (in the case of the Executive’s resignation) given in accordance with Section 15 of this Agreement. During any period that the Executive fails to perform his full-time duties as a result of incapacity due to physical or mental illness, AESC shall continue to pay the Executive’s full Base Salary in accordance with Section 3 of this Agreement (reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of AESC), together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by AESC during such period, until the Executive’s employment is terminated for Disability pursuant to this Section 7(b).

        (c)     Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                 (i)     “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) the Executive’s Base Salary under Section 3 through the Date of Termination to the extent not theretofore paid, (B) to the extent not theretofore paid, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned and accrued by the Executive as of the Date of Termination under the terms of any compensation and benefits plans, programs or arrangements maintained in force by AESC, and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive, in accordance with AESC policy, as of the Date of Termination to the extent not theretofore paid.

                 (ii)     “Cause” shall mean any of the following:

                 (A)     the Executive’s conviction of, or plea of guilty or nolo contendere to a felony or a lesser crime or offense which, in the reasonable opinion of AESC, could adversely affect the business or reputation of the AE Companies;

                 (B)     the Executive’s repeated failure to follow specific lawful directions of the Board or any officer to whom he reports as it relates to the business or the conduct of his responsibilities;

                 (C)     the Executive’s willful misconduct, gross neglect, fraud, embezzlement or dishonesty either in connection with his duties hereunder or which otherwise causes or, in the reasonable opinion of AESC, is likely to cause significant damage, to the AE Companies;

                 (D)     the Executive’s failure to perform a substantial part of his duties;

                 (E)     the Executive’s willful violation of any policy, procedure or guideline of the AE Companies that could materially and adversely affect the business or reputation of the AE Companies;

                 (F)     the Executive’s abuse of alcohol which has a significant effect on his ability to perform his job responsibilities or the Executive’s use of illegal drugs; or

                 (G)     the Executive’s material violation of the confidentiality, non-competition or non-solicitation covenants in this Agreement.

        The Executive shall not be terminated for Cause unless AESC first gives the Executive written notice of the circumstances allegedly constituting Cause and a reasonable opportunity to cure any curable offenses.

                 (iii)     “Change in Control” shall mean the first to occur of any of the following events:

                 (A)     Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, (i) any of the AE Companies, or (ii) any employee benefit plan of AEI or any of the AE Companies, or any person or entity organized, appointed or established by AEI or any of the AE Companies for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of AEI, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of AEI representing more than 20% of the combined voting power of AEI’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by AEI; or

                 (B)     Persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of AEI subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                 (C)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of AEI (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of AEI immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns AEI or all or substantially all of AEI’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of AEI; or

                 (D)     Approval by the stockholders of AEI of a complete liquidation or dissolution of AEI.

(iv)     “Date of Termination” shall mean (A) if the Executive’s employment terminates as a result of his death, the date of death, (B) if the Executive’s employment is terminated for Disability, thirty (30) days after notice of termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), (C) if the Executive’s employment is terminated by AESC without Cause, thirty (30) days after notice of termination is given, and (D) if the Executive’s employment is terminated for any other reason, the date specified in the notice of termination (which, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days from the date such notice of termination is given).

                 (v)     “Disability” shall be deemed the reason for the termination of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of the Executive’s duties with the AE Companies for a period of six (6) consecutive months, AESC shall have given the Executive a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. At any time and from time to time, upon reasonable request by AESC, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability.

                 (vi)     “Good Reason” shall mean, without the Executive’s written consent:

                 (A)     The material diminution in the Executive’s title, duties or reporting lines, or the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the AESC within ten (10) days after receipt of notice thereof given by the Executive;

                 (B)     Any failure by AESC to comply with any of the provisions of Sections 3, 4, 5, 6, 12 or 21 of this Agreement, other than an isolated and inadvertent failure not committed in bad faith and which is remedied by AESC within ten (10) days after receipt of notice thereof given by the Executive, or any material breach of the representations and warranties set forth in Section 11;

                 (C)     The Executive being required to relocate to a principal place of employment which is more than fifty (50) miles from Greensburg, Pennsylvania;

                 (D)     Any purported termination by AESC of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

                 (E)     The failure of AESC to obtain the assumption in writing of its obligation to perform this Agreement as required pursuant to Section 14.

8.     Obligations of AESC Upon Termination.

        (a)     Termination by AESC for Cause or Termination by Executive without Good Reason, Death or Disability. In the event of a termination of the Executive’s employment by AESC for Cause, a termination by the Executive without Good Reason, or in the event this Agreement terminates pursuant to Section 7(a) or Section 7(b) by reason of the death or Disability of the Executive:

                 (i)     AESC shall pay all Accrued Obligations to the Executive, or to his beneficiaries, heirs or estate in the event of the Executive’s death, in a lump sum in cash within thirty (30) days after the Date of Termination.

                 (ii)     The Executive, or his beneficiaries, heirs or estate in the event of the Executive’s death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC and AEI, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

                 (iii)     If the termination of employment is by reason of the Executive’s death or Disability all stock options and other equity awards, including, without limitation, the Options and the Units (together with any additional units credited with respect to the Units (the “Total Units”)), granted to the Executive shall vest on the Date of Termination (and all options shall thereupon become fully exercisable and the Total Units shall thereupon become payable), and all stock options shall continue to be exercisable for two (2) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive’s employment with AESC had not terminated).

                 (iv)     If the termination of employment is by reason of the Executive’s death or Disability, the Executive, or his beneficiaries, heirs or estate in the event of the Executive’s death, shall be entitled to receive, within thirty (30) days after the Date of Termination, a lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s death or Disability, pro-rated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2005).

                 (v)     If the termination of employment is by reason of the Executive’s death or Disability, AESC shall pay, within 30 days after the Date of Termination, the Executive or his beneficiaries, heirs or estate a lump sum cash payment equal to the Special Payment.

        (b)     Termination by AESC without Cause or Termination by the Executive for Good Reason. If (x) the Executive’s employment is terminated by AESC other than for Cause (i.e., without Cause), death or Disability or (y) the Executive terminates employment with Good Reason:

                 (i)     AESC shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination.

                 (ii)     The Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

                 (iii)     AESC shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to two (2) times the sum of (A) the Executive’s Base Salary (as in effect immediately prior to the Date of Termination, determined without regard to any decrease resulting in Good Reason) plus (B) the Executive’s Target Bonus for the year in which the Date of Termination occurs (which Target Bonus shall be deemed to equal $262,500.00 in the case of a termination during 2005).

                 (iv)     For two (2) years from the Date of Termination, AESC shall either (A) arrange to provide the Executive and his dependents, at AESC’s cost, with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause (A).

                 (v)     All stock options and other equity awards, including, without limitation, any Options or Total Units shall vest on the Date of Termination, and all stock options shall continue to be exercisable for three (3) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive’s employment with AESC had not terminated).

                 (vi)     AESC shall pay the Executive a prompt lump sum cash payment equal to the Special Payment calculated using the number of months that the Executive was employed by the AE Companies plus the lesser of (A) the remaining number of months within the Term or (B) twenty-four (24).

                 (vii)     The Executive shall be entitled to receive, within 30 days after the Date of Termination, a lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s termination, prorated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2005).

        (c)     Termination in connection with a Change in Control. If the Executive’s employment is terminated by AESC other than for Cause (i.e., without Cause) or the Executive terminates his employment with AESC for Good Reason, either following the occurrence of a Change in Control or prior to the occurrence of a Change in Control if it is reasonably demonstrated by the Executive that such termination or the event constituting Good Reason either (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (2) otherwise arose in connection with or anticipation of the Change in Control, then, in lieu of the payments and benefits set forth in Section 8(b):

                 (i)     AESC shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination.

                 (ii)     The Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

                 (iii)     AESC shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to the three times the sum of the Executive’s (A) Base Salary (as in effect immediately prior to the Date of Termination, determined without regard to any decrease resulting in Good Reason) and (B) Target Bonus for the year in which the Date of Termination occurs (which Target Bonus shall be deemed to equal $262,500.00 in the case of a termination during 2005).

                 (iv)     For three years from the Date of Termination, AESC shall either (A) arrange to provide the Executive and his dependents, at AESC’s cost, with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause (A).

                 (v)     AESC shall pay the Executive a prompt lump sum cash payment equal to the Special Payment calculated as if the Executive had been employed through the fifth anniversary of the Start Date.

                 (vi)     All stock options and other equity awards including, without limitation, the Options and the Total Units shall vest on the Date of Termination (and all options shall thereupon become fully exercisable and the Total Units shall thereupon become payable), and all stock options shall continue to be exercisable for three (3) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive’s employment with AESC had not terminated).

                 (vii)     The Executive shall be entitled to receive, within 30 days after the Date of Termination, a lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s termination, prorated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2005).

9.     No Mitigation. AESC agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by AESC hereunder. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

10.     Covenants. In exchange for the remuneration outlined above, in addition to providing services for the AE Companies as set forth in this Agreement, the Executive agrees to the following covenants:

        (a)     Confidential Information. The Executive acknowledges that all Confidential Information shall at all times remain the property of the AE Companies. In this Agreement “Confidential Information” means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s employment, which is not generally known to the public or in the industry in which the AE Companies are or may become engaged, about the AE Companies’ businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the AE Companies from outside sources is Confidential Information unless and until it is designated otherwise.

        The Executive will safeguard, to the extent possible in the performance of his work for the AE Companies, all documents and things that contain or embody Confidential Information. Except in the course of the Executive’s duties to the AE Companies or as may be compelled by law or appropriate legal process, the Executive will not, during his employment by the AE Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the AE Companies to do so.

        (b)     Employment with Conflicting Organizations. During his employment by the AE Companies, the Executive will not work with or advise any person(s) conducting a business similar to the business conducted by the AE Companies, except as part of the Executive’s duties assigned by the AE Companies.

        (c)     Noncompetition. For a period of one (1) year after termination of the Executive’s employment with the AE Companies, the Executive will not accept employment from or aid or render services, directly or indirectly, to any Conflicting Organization unless AESC provides the Executive with its prior, express written consent.

        The non-competition restriction described in this Section 10(c) shall not apply if the Executive’s employment is terminated by AESC without Cause, by the Executive for Good Reason, or for any reason upon or following the expiration date of the Term set forth in Section 1(b), determined after taking into account any extensions of the Term.

        The Executive acknowledges that his education and experience enables him to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for the Executive to violate the provisions of this Section to remain economically viable.

        “Conflicting Organization” means the following organizations, their subsidiaries and affiliates, and their respective successors and assigns:

•	FirstEnergy Corporation
•	American Electric Power, Inc.
•	Exelon Corporation
•	Pennsylvania Power and Light Resources, Inc.
•	Baltimore Gas and Electric Company
•	Potomac Electric and Power Company
•	Dominion Resources, Inc.
•	DQE, Inc.

Notwithstanding the foregoing, the provisions of this Section 10(c) and of Section 10(d) shall not apply in the case of any breach of AESC’s obligations under Section 8, Section 12 or Section 21 which remains uncured for more than ten (10) days after notice is received from the Executive of such breach.

        (d)     Nonsolicitation. The Executive agrees that, during his employment with AESC and for a period of two (2) years following the termination for any reason of his employment with AESC, he shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the AE Companies to leave the AE Companies for any reason whatsoever, or hire or solicit the services of any employee of the AE Companies, unless AESC provides the Executive with its prior written consent.

        (e)     Reformation to Applicable Law. It is the intention of the parties that the provisions of this Section 10 shall be enforceable to the fullest extent permissible by law. If any of the provisions in this Section 10 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Section 10 or the enforceability therein in any other jurisdiction where such provisions shall be given full effect. If any provision of this Section 10 shall be deemed unenforceable, in whole or in part, this Section 10 shall be deemed to be amended to delete or modify the offending part so as to alter this Section 10 to render it valid and enforceable.

        (f)     Enforcement. The Executive acknowledges that valid consideration has been received, that the provisions of this Section 10 are reasonable, that they are the result of arms length negotiations between the parties, that in the event of a violation of the provisions contained herein, the AE Companies’ damages would be difficult to ascertain, and that the legal remedy available to the AE Companies for any breach of this Section 10 on the part of the Executive will be inadequate. Therefore, the Executive expressly acknowledges and agrees that in the event of any threatened or actual breach of this Section 10, the AE Companies shall be entitled to specific enforcement of this Section 10 through injunctive or other equitable relief in a court with appropriate jurisdiction and that AE Companies shall not be required to post any bond in such action.

        (g)     Return of Confidential Information. Upon termination of the Executive’s employment, for whatever reason, or upon request by the AE Companies, the Executive will deliver to the AE Companies all Confidential Information including, but not limited to, the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence and documents, records, notebooks, computer systems, computer disks and computer tapes and other repositories of Confidential Information then in the Executive’s possession or under the Executive’s control, whether prepared by the Executive or by others.

        (h)     Cooperation. If the Executive’s employment with AESC is terminated, following the Date of Termination the Executive agrees to reasonably cooperate with AE Companies and their counsel in connection with any matter that arises from or relates to Executive’s relationship with AE Companies by providing information, reviewing documents, answering questions, or appearing as a witness in connection with any administrative proceeding, investigation, or litigation provided such cooperation will not interfere with Executive’s commitment and responsibilities with any subsequent employer. AE Companies will pay Executive’s reasonable expenses, including travel, incurred in connection with such cooperation. Nothing in this agreement or in Executive’s job responsibilities shall require him to disclose any confidential information or breach his fiduciary duty relative to his previous employment.

11.     Representations and Warranties.

        (a)     AESC represents and warrants that:

                 (i)     AESC and AEI are fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and to perform their obligations hereunder; and upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of AESC and AEI, enforceable against AESC and AEI in accordance with its terms.

                 (ii)     Prior to the exercise or expiration of the Options, AEI shall at all times keep authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of the Options, the shares of AEI Common Stock issuable upon the exercise of the Options, and upon issuance, such shares shall be will be duly and validly authorized, issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances, adverse claims, preemptive rights, redemption rights, rights of first refusal, rights of first offer, and other restrictions (other than arising under federal or state securities or “blue sky” laws).

                 (iii)     Each of AESC and AEI are corporations duly organized, validly existing and in good standing under the laws of the State of Maryland and have full corporate power and authority to conduct their business as proposed to be conducted.

                 (iv)     The execution and delivery by AESC and AEI of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which either of them is bound, or of any provision of the Certificate of Incorporation or By-Laws of either of them, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which either of them is a party or by which either of them is bound or to which any of either of their properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of either of them. Neither AESC nor AEI is subject to any restriction which would prohibit either of them from entering into or performing its obligations under this Agreement.

                 (v)     The issuance of the Options and the shares issuable upon exercise of the Options or the payment of shares upon vesting of the Units, as contemplated by this Agreement, the option award agreements and the stock unit agreements are either registered under the Securities Act of 1933 or exempt from the registration requirements of the Securities Act of 1933, and from the registration or qualification requirements of the state securities or “blue sky” laws of any applicable State or other U.S. jurisdiction.

                 (vi)     All terms relating to the Options, as set forth herein and in the option award agreements, are in compliance with the LTIP.

        (b)     The Executive represents and warrants that, except as disclosed through a written letter to AEI prior to the Start Date, he is not subject to any employment agreement or non-competition agreement, that could subject any of the AE Companies to any future liability or obligation to any third party as a result of the execution of this Agreement and the Executive’s appointment to the positions with AESC and AEI as described above.

12.     Indemnification.

        (a)     AESC agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of any of the AE Companies or is or was serving at the request of any of the AE Companies as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by AESC to the fullest extent legally permitted or authorized by AESC’s or AEI’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Maryland, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of AESC or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. AESC shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

        (b)     Neither the failure of any of the AE Companies (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 12(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by AESC (including the Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

        (c)     During the Term of Employment and for a period of 6 years thereafter, AEI shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive equal to at least the greater of (i) $25,000,000 per year and (ii) the coverage that AEI provides for any other present or former senior executive or director of AEI relating to the period of the Executive’s employment.

13.     Withholding. AESC shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

14.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of AESC. AESC shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority its assets or AEI’s assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that AESC and AEI would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of AESC and AEI in accordance with the operation of law and such successor shall be deemed “AESC” and/or AEI for purposes of this Agreement.

15.     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)	to the Board or AESC, to: Allegheny Energy, Inc. 800 Cabin Hill Drive Greensburg, PA 15601 Attn: Chief Executive Officer

(b)	to the Executive, to: Hyun Park The address on filed with the records of AESC

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

16.     No Assignment. Except as provided in Section 14 in the case of AEI and AESC or by will or the laws of descent and distribution in the case of the Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

17.     Execution in Counterparts. This Agreement will be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

18.     Arbitration. Except as otherwise provided herein, all disputes and claims relating directly or indirectly to this Agreement shall be settled by arbitration at Pittsburgh, Pennsylvania in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after one party has notified the other of its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association. The determination reached in such arbitration shall be final and binding on all parties. Any arbitration award or judgment may be entered in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, claims for equitable or injunctive relief will not be subject to arbitration. Each party shall bear its own costs of arbitration or litigation including, without limitation, attorneys’ fees.

19.     Jurisdiction and Governing Law. For all conflicts arising out of this Agreement, each party agrees to submit to the laws of the State of Pennsylvania and applicable federal law without regard to conflicts of laws principles.

20.     Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

21.     Tax Indemnity. The provisions of Exhibit B hereto shall apply with respect to any Excise Tax (as defined therein) imposed on the Executive.

22.     Liability of AEI. AEI shall be jointly and severally liable with AESC with respect to all obligations of AESC under this Agreement.

23.     Prior Understandings. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. Other than Section 10(e), no change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

24.     Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

25.     Survival of Provisions. Notwithstanding anything in this Agreement to the contrary, the following provisions of this Agreement shall survive the termination of this Agreement:  Sections 5(b), 6(b), 8, 9, 10, 11, 12, 14, 16, 18, 19, 20, 21, 22, 23 and 24, and all other terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

26.     Executive Acknowledgment. The Executive hereby acknowledges that he has read and understands the provisions of this Agreement, that he has been given the opportunity for his legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Allegheny Energy Service Corporation BY: /S/ PAUL J. EVANSON —————————————— Name: Paul J. Evanson Title: Chairman & Chief Executive Officer

Allegheny Energy, Inc. BY: /S/ PAUL J. EVANSON —————————————— Name: Paul J. Evanson Title: Chairman & Chief Executive Officer

/S/ HYUN PARK —————————————— Hyun Park

Exhibit A

Business Practice A34-07 — Relocation Guidelines

Replaces: 3-26-2004	Revised: 10-29-2004

Overview

This business practice describes the relocation provisions for eligible employees after acceptance of positions at new work locations, requiring relocation of primary residences.

Employees who are homeowners and intend to sell their home at their old work location should contact the Human Resources Service Center at 8-400-6632 (externally 1-877-620-6634) and discuss the Home Sale Program PRIOR TO CONTACTING ANY REAL ESTATE AGENTS AND/OR APPRAISERS.

Reference

   Form 21-189 — Relocation Request Authorization

Eligibility

Regular and probationary employees who are not members of a unit covered by a collective bargaining agreement are eligible to participate. All other employee classifications (i.e., temporary, part-time, etc.) are not eligible to participate. The following requirements must also be satisfied in order for an employee to participate under the guidelines:

1.	The new job assignment must be expected to last at least 12 months.
2.	The request to relocate must be offered to the employee and approved by the hiring business area.
3.	The employee must agree to relocate primary residence within twelve months of transfer effective date.
4.
The move should meet the Internal Revenue Service (IRS) standard of minimum distance requirements for deductibility of certain relocation expenses. Currently the IRS standard requires the move be at least 50 miles farther than the distance the employee traveled from the former primary residence to his/her former principal place of work. The 50-mile limitation is to be used only as a base guideline.

Exceptions

Any request for an exception to these guidelines must be communicated to the Manager, Benefits in Human Resources and may require approval from the Allegheny Energy Executive Council.

General

The employee is required to accept the terms of a Homeowner or Nonhomeowner as outlined on Form 21-189 — Relocation Request Authorization.

If more than one employee in a family is required to relocate primary residences, only the employee receiving the highest base rate of pay will be eligible to participate under the relocation guidelines.

Definitions

Acceptance Date. The date the employee accepts the guaranteed offer or agrees to amend the sale of his/her home to Capital Relocation Services.

Appraisal. An estimated value of a home established by a professional appraiser based on current competitive listings and comparable sales for houses in the employee’s immediate area.

Base Rate of Pay. An employee’s annualized base compensation paid by the Company as determined prior to pre-tax deductions or contributions made to any Company-sponsored benefits plan. Base rate of pay does not include overtime, bonuses, or additional compensation paid to the employee for more than the normal work week.

Broker Price Opinion (BPO). An estimated value of a home established by a professional real estate broker based on current competitive listings and comparable sales for houses in the employee’s immediate area.

Capital Relocation Services. The designated relocation management company contracted by the Company to (1) assist employees with the move to the new work location and (2) administer the Home Sale Program.

Company. Allegheny Energy, Inc.

Capital Relocation Services Counselor. A relocation professional who is assigned to assist an employee throughout the entire move from the old living location to the new location. The Capital Relocation Services Counselor will be available to assist both homeowners and nonhomeowners.

Established Value Range. A range (high and low) of probable sale prices established for a Home as determined by Capital Relocation Services based on the results of two BPOs.

Family. A group of two or more employees of the Company maintaining a relationship of spouse and/or child, as defined under state law, who reside in the same Primary Residence.

Guaranteed Offer. A guaranteed purchase price established for a home at the old living location determined by Capital Relocation Services and based on one appraisal and two broker price opinions. An employee has the option to accept the guaranteed offer after the 90-day Marketing Guidance Program (MGP) period.

Guaranteed Purchase Program (GPP). A program which provides an employee the option to sell the house at the old living location to Capital Relocation Services at the guaranteed offer price following the expiration of the MGP period.

Home. A primary residence which is being sold under the Company Relocation Guidelines. A home may be a single-family dwelling, a two-family dwelling (duplex), or a condominium. A home does not include more than a two-family dwelling, a cooperative home with more than one owner (other than spouse), mobile homes, vacation homes, investment properties, etc.

Homeowner. An employee who (1) owns a home at the old living location prior to accepting a position which requires relocation at the request of the Company, and (2) agrees to establish a permanent residence at the new living location within 12 months from the transfer effective date and to sell the home at the old living location.

Home Sale Program. A program designed to assist an eligible employee who, at the request of the Company, is required to relocate primary living residences, with the sale of their home at the old living location. The Home Sale Program consists of the MGP and the GPP.

Marketing Guidance Program (MGP). A self-marketing program lasting for 90 days which enables an employee to sell their home independently, with assistance from Capital Relocation Services. An employee selling their home during the MGP period will be eligible to receive a bonus based on the guaranteed offer established for the home.

Nonhomeowner. An employee who (1) does not own a home at the old living location, or (2) owns a home but chooses not to sell it.

Primary Residence. The primary living residence (where an employee resides most of the time) of an employee.

Transfer Effective Date. The date which the employee is required to begin the normal job duties of the position at the new work location.

Vacate Date. The date on which the employee permanently vacates his/her home, which may be up to 60 days from the date the employee signs a sales agreement or amends the sale to Capital Relocation Services.

Limitation

The Company will not be responsible for any reimbursements or expenses incurred beyond the provisions of these guidelines.

Conditions of Acceptance

Prior to receiving relocation proceeds from the Company, the employee must agree that if he/she terminates employment for any reason (other than retirement or death) to:

–	Repay 100% of all relocation proceeds received from the Company if termination occurs within six months of the transfer effective date.
–	Repay 50% of all relocation proceeds received from the Company if termination occurs after six months, but before the end of twelve months after the transfer effective date.

No repayments will be required if the employee terminates employment with the Company after twelve months.

Components

        The relocation guidelines include the following components:

Lump Sum Allowance. The lump sum allowance provisions will be available to eligible employees, both homeowners and nonhomeowners, on the basis described below.
Home Sale Program. An eligible employee electing to sell a house at the old work location will have the option of participating in the Home Sale Program.

Relocation Guidelines For Homeowners

The guidelines for an employee accepting the terms of a homeowner as outlined on Form 21-189 — Relocation Request Authorization, consist of two separate components — Lump Sum Allowances and the Home Sale Program, as described below.

Lump Sum Allowances

Homeowners — An employee who elects to sell his/her home at the old work location will be entitled to receive 35% of the employee’s annual Base Rate of Pay as of the effective date of transfer. The lump sum payments are issued as separate checks from the Company and are to be used for the exclusive purpose of covering the expenses associated with relocating to the new work location (i.e., house hunting, temporary living, mover services, buying a new house, etc.).

The maximum total lump sum allowance for a homeowner will be limited to $35,000 and the minimum will be $15,000. Both limits are gross payments, subject to tax withholding.

Payment of the lump sum allowances will be made in three installments; the first payment being made after acceptance of the terms of the program and the last payment made upon proof that the household goods have been or will be moved.

        The installment periods will be as follows:

First Installment (House Hunting). The first payment, representing 25% of the total lump sum allowance, will be made after the Human Resources Employee Service Center receives the completed Form 21-189 — Relocation Request Authorization.

In this stage, the employee is expected to incur the normal expenses of finding a primary residence in the new living location (i.e., transportation, meals, lodging). In addition, this installment may also be used to cover commuting expenses, temporary living costs, and other miscellaneous costs incurred before the purchase of a new house.

Second Installment (Buying New Residence). The second payment, representing 50% of the total lump sum entitlement, will be made after sufficient proof is provided to the Human Resources Employee Service Center that the employee has or will purchase a residence in the new living location (i.e., a written “good faith” estimate of closing cost expenses from a lending institution or written proof of an established closing date).

This installment is to cover the closing costs associated with the purchase of the new house such as appraisals, finance charges, legal fees, taxes, loan fees, recording fees, survey charges, transfer taxes, title search fees, insurance, etc. Also included in this installment could be costs incurred for maintaining the unoccupied housing at the old location until the Home is sold by the transferee or taken into inventory by Capital Relocation Services.

Final Installment (Mover Services). The remaining 25% of the lump sum allowance will be made after the Human Resources Employee Service Center receives notice of employee’s intent to move to a new work location (a copy of a mover’s estimate or written proof that he/she will incur moving van rental costs).

This installment is to cover the remaining expenses incurred by the transferee while moving to the new living location.

Home Sale Program

After receipt of the completed Form 21-189 — Relocation Authorization Request, Human Resources Employee Service Center will notify Capital Relocation Services to initiate the Home Sale Program with the eligible employee. Capital Relocation Services will handle the complete administration of the Home Sale Program and will contact the employee directly.

The Home Sale Program consists of the MGP and the GPP. They are designed to work hand-in-hand so that if the eligible employee is unable to sell his/her home under the MGP (self-marketing period), he/she has the option of selling the home to Capital Relocation Services at the established guaranteed offer price under the GPP.

An employee who elects not to participate under the provisions of the MGP and GPP; or does not sell their home at the old living location, or rejects the Guaranteed Offer during the MGP and GPP period, but still intends to sell their property at the old work location, will be eligible for reimbursement of the costs incurred for selling his/her home only if they amend the sale to Capital Relocation Services within 12 months after the transfer effective date.

The recommended Home Sale Program begins with an appraisal process which is used to (1) determine a guaranteed purchase price for the property, as described under the GPP below and (2) develop a pricing and marketing strategy to assist the employee in selling the home independently. The guaranteed purchase price will be calculated based upon the average of one appraisal and two broker price opinions.

        The Home Sale Program consists of two components:

–	Marketing Guidance Program (MGP)
–	Guaranteed Purchase Program (GPP)

Marketing Guidance Program (MGP). Under the MGP, a personal relocation counselor will be assigned to the employee to provide marketing guidance so the employee may more easily sell his/her home. The counselor will assist the employee in developing a marketing strategy and a recommended price range for the property. Participation under the MGP is required for an employee electing to participate under the Home Sale Program. The MGP period will last for a maximum of 90 days, at which point if the employee has not sold the property, he/she must choose to accept or reject the guaranteed purchase price. If the employee rejects the offer, he/she will be responsible for selling the property without further assistance from the designated relocation company. However, if the employee sells the property after the MGP process, but within 12 months from the Transfer Effective Date, the employee will be given the opportunity to amend the sale to the designated relocation company and will not be responsible for paying closing and related costs.

A participant who secures an offer to buy the property during the MGP period will be required to amend the sale to a designated relocation company as a condition of participating in the program. The designated relocation company will handle the closing and finalize all transactions.

As an incentive for selling the property independently under the MGP, an employee will receive a 2% bonus based on the guaranteed purchase price (or actual selling price if higher).

Guaranteed Purchase Program (GPP). If the employee is unable to sell the home under the MGP, the Company will offer to purchase the home at the guaranteed price that was established at the beginning of the Home Sale Program. Under the GPP, the guaranteed purchase price will be determined based on the blended average of two BPOs and one appraisal of the transferee’s house. The employee is able to choose the appraiser from a pre-approved list of qualified appraisers.

The employee will not be able to accept the guaranteed offer under the GPP until after the MGP period has expired. Upon acceptance of the guaranteed purchase price the employee must agree to vacate the property within 60 days. The employee may request an advance from the designated relocation company equal to 95% of the property’s equity, upon acceptance of the terms of the GPP.

Relocation Guidelines For Nonhomeowners

Nonhomeowners. An employee who does not own a home or elects not to sell the home at the old work location will receive a single flat lump sum payment of $8,000. This payment is expected to cover the reasonable expenses for relocating to the new work location (i.e., house hunting trips, temporary living, commuting, mover services, etc.) and is subject to tax withholding according to Federal Guidelines.

A nonhomeowner will be given the opportunity to consult with a Capital Relocation Services Counselor for assistance while relocating from the old living location to the new work location.

Additional details for nonhomeowners will be provided to the employee shortly after initial contact with the Capital Relocation Services Counselor.

Tax Considerations

In accordance with the IRS, all lump sum payments made under the relocation guidelines must be included in an employee’s gross income as compensation for services rendered and are subject to withholding at an employee’s appropriate rate. Payments are taxed at the supplemental rates according to Federal Guidelines, resulting in a ‘net’ payment after taxes. Direct deposit is not an available option for relocation payments. The gross amount of relocation proceeds paid will be included in an employee’s IRS Form W-2.

The lump sum payments from the Company will be net of the taxes withheld and will not be considered as compensation for purposes of Allegheny Energy benefits plans.

Certain expenses incurred while relocating primary living locations may be deducted by the employee for income tax purposes. Therefore, an employee may want to consult a tax advisor to determine the relocation expenses which may be deductible.

Exhibit B

Tax Indemnity

    Gross-Up.        Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by AESC (or any of the AE Companies) or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit B) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Exhibit B, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross Up Payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from the deduction of state and local income taxes.

    Determination.        All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by AESC’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by AESC (the “Accounting Firm”) which shall provide detailed supporting calculations both to AESC and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by AESC. All fees and expenses of the Accounting Firm shall be borne solely by AESC. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by AESC to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon AESC and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by AESC should have been made (“Underpayment”) or Gross-up Payments are made by AESC which should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by AESC to or for the benefit of the Executive. In the event the amount of Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of AESC. The Executive shall cooperate, to the extent his expenses are reimbursed by AESC, with any reasonable requests by AESC in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.